Exhibit (c)-(2)

BEST Inc. Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Prepared by: Duff & Phelps Opinions Practice June 17, 2024 Fairness Analysis Presented to the Special Committee of Independent Directors

2 Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in their capacity as members of the Special Committee) of BEST Inc. (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated November 16, 2023. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. • Unless stated otherwise, all financial information herein is given on a consolidated basis.

Table of Contents 3 1. Introduction and Transaction Overview 2. Valuation Analysis • Discounted Cash Flow Analysis • Selected Public Companies / M&A Transactions Analysis

1. Introduction and Transaction Overview

5 Introduction and Transaction Overview The Engagement • Duff & Phelps was engaged by the Company to serve as an independent financial advisor to the Special Committee (solely in its capacity as such). • Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.01 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing twenty Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). Proposed Transaction • It is Duff & Phelps’ understanding that the Company, BEST Global Partners, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Phoenix Global Partners, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which Duff & Phelps has reviewed is dated as of June 14, 2024. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$0.144 in cash per Share without interest (the “Per Share Merger Consideration”), (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$2.88 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) and (iii) each Rollover Share shall be cancelled for no cash consideration in exchange for newly issued ordinary shares, par value US$0.01 per share, of Parent ((i)-(iii) collectively, and together with the preceding sentence, the “Proposed Transaction”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. • For purposes of the Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries, and (c) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards; and (ii) “Effective Time”, “Rollover Shares”, “Dissenting Shares”, “Subsidiaries”, “Depositary”, “Company Options” and “Company RSU Awards” shall have the meanings set forth in the Merger Agreement.

6 Scope of Analysis Introduction and Transaction Overview Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: • Reviewed the following documents: – The Company’s audited consolidated financial statements as at and for the years ended December 31, 2019 through December 31, 2023 included in the Company’s annual reports on Form 20-F filed with the Securities and Exchange Commission (“SEC”) and the Company’s unaudited consolidated financial statements as at and for the three months ended March 31, 2022, March 31, 2023 and March 31, 2024 included in the Company’s Form 6-Ks filed with the SEC; – Certain unaudited and segment consolidated financial information for the Company as at and for the years ended December 31, 2019 through December 31, 2023, and as at and for the three months ended March 31, 2022, March 31, 2023 and March 31, 2024, provided by the management of the Company; – A detailed consolidated financial projection model for the Company as at and for the years ending December 31, 2024 through December 31, 2030, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, and its subsidiaries, variable interest entities (“VIEs”) and VIEs' subsidiaries (collectively, the “Group”) provided to Duff & Phelps by the management of the Company; – A letter dated June 14, 2024 from the management of the Company, which made certain representations as to the Company’s historical consolidated financial information, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); – A draft of the Merger Agreement dated June 14, 2024; and – A draft of the Rollover and Contribution Agreement by and between Parent and the parties listed as “Rollover Shareholders” in Schedule A thereto dated June 14, 2024;

7 Scope of Analysis (continued) Introduction and Transaction Overview • Discussed the information referred to on the previous page and the background and other elements of the Proposed Transaction with the management of the Company; • Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Group’s business; • Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Ownership Summary

BEST Inc. - Ownership

Current Shareholders	Class A Ordinary Shares(1)	Class B Ordinary Shares(1)	Class C Ordinary Shares(1)	ADSs Equivalent (1)	% of Ownership	% of Voting Rights (2)
Buyer Group And Rollover Shareholders						
Chou, Shao-Ning (Founder, Chairman of the Board & CEO)	3,451,520	-	47,790,698	2,562,111	13.5%	46.6%
Chow, George (Chief Investment & Strategy Officer and Director)	6,845,487	-	-	342,274	1.8%	0.2%
Alibaba Group Holding Limited (NYSE:BABA) (3)	10,000,000	94,075,249	-	5,203,762	27.5%	46.1%
BJ Russell Holdings Limited	33,548,304	-	-	1,677,415	8.9%	1.1%
Shaohan Joe Chou	5,081,395	-	-	254,070	1.3%	0.2%
IDG	4,147,875	-	-	207,394	1.1%	0.1%
Sunshui Hopeson Capital Limited	2,211,340	-	-	110,567	0.6%	0.1%
David Hsiaoming Ting & MKB Trust	1,630,686	-	-	81,534	0.4%	0.1%
Total Buyer Group And Rollover Shareholders	**66,916,607**	**94,075,249**	**47,790,698**	**10,439,128**	**55.2%**	**94.5%**
Institutional Investors						
CBLC	14,373,711	-	-	718,686	3.8%	0.5%
Shanghai Guangshi Investment Center	9,478,182	-	-	473,909	2.5%	0.3%
Goldman Sachs Group	9,323,318	-	-	466,166	2.5%	0.3%
China Development Bank International Investment (CDIB)	9,239,691	-	-	461,985	2.4%	0.3%
Hina Group	1,300,000	-	-	65,000	0.3%	0.0%
Oasis Investments	100	-	-	5	0.0%	0.0%
Total Institutional Investors	**43,715,002**	-	-	**2,185,750**	**11.6%**	**1.4%**
Public Investors and Others	**125,703,143**	-	-	**6,285,157**	**33.2%**	**4.1%**
Total Shares Outstanding (4)	**236,334,752**	**94,075,249**	**47,790,698**	**18,910,035**	**100.0%**	**100.0%**


Total Buyer Group And Rollover Shareholders 55.2%
Public Investors and Others 33.2%
Total Institutional Investors 11.6%

Note:
(1)Each ADS represents twenty Class A ordinary shares. Each Class B ordinary share and each Class C ordinary share is convertible into one Class A ordinary share.
(2)Holders of Class A ordinary shares are entitled to one vote per share, while (i) holders of Class B ordinary shares are entitled to fifteen votes per share and (ii) holders of Class C ordinary shares are entitled to thirty votes per share.
(3) The number includes 18,243,557 Class B ordinary shares held by Cainiao Smart Logistics Investment Limited as per the 20-F disclosed on April 21, 2023. Cainiao Smart Logistics Investment Limited is also one of the member of the Buyer Group.
(4) The calculations in the table above are based on number of shares disclosed in 13D filed on November 6, 2023 and Pro-Forma Table provided by the management of the Company, comprising (i) 236,334,758 Class A ordinary shares (excluding shares held as Incentives and Treasury via Share Repurchse) and (ii) 94,075,249 Class B ordinary shares outstanding (iii) 47,790,698 Class C ordinary shares outstanding.

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9 Trading Analysis Introduction and Transaction Overview Source: Capital IQ, SEC filings, press releases. BEST Inc. - Trading History November 7, 2022 to June 14, 2024 0 50 100 150 200 250 300 350 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 Volume (thousands) Per ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP (1) Trailing Volume Weighted Average Price (VWAP) Prior to November 6, 2023. Nov 16, 2022 BEST reported 3Q2022 financial results. The Company reported total revenue of USD285.3 million and net loss of USD53.3 million for the three months ended September 30, 2022. March 8, 2023 BEST reported FY2022 financial results. The Company reported total revenue of USD1,122.8 million and net loss of USD212.4 million for the year ended December 31, 2022. May 31, 2023 BEST reported 1Q2023 financial results. The Company reported total revenue of USD249.8 million and net loss of USD37.5 million for the three months ended March 31, 2023. Aug 23, 2023 BEST reported 2Q2023 financial results. The Company reported total revenue of USD294.8 million and net loss of USD24.1 million for the three months ended June 30, 2023. Nov 22, 2023 BEST reported 3Q2023 financial results. The Company reported total revenue of USD305.2 million and net loss of USD26.5 million for the three months ended September 30, 2023. March 27, 2024 BEST reported FY2023 financial results. The Company reported total revenue of USD1,171.3 million and net loss of USD128.0 million for the year ended December 31, 2023. Nov 6, 2023 BEST announced that its board of directors has received a preliminary non-binding proposal, dated November 3, 2023, from Mr. Shao-Ning Johnny Chou, founder, chairman and CEO of the Company, Denlux Logistics Technology Invest Inc., Alibaba Investment Limited, BJ Russell Holdings Limited and Cainiao Smart Logistics Investment Limited (collectively, the "Buyer Group"), to acquire all of the outstanding ordinary shares of the, including the Class A ordinary shares represented by the ADSs, that are not already beneficially owned by the Buyer Group for a proposed purchase price of US$0.144 per Ordinary Share or US$2.88 per ADS in cash. Offer Price Premium Relative to: Current (6/14/24) $2.32 24.1% One Day Prior (11/5/2023) $2.39 20.5% 30- Day VWAP $2.23 29.2% 60- Day VWAP $2.48 15.9% 90- Day VWAP $2.31 24.5% BEST Inc. Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post Offer Average Closing Price $2.58 Average Closing Price $2.28 High $3.56 High $2.71 Low $1.75 Low $1.92 Average Volume 39.8 Average Volume 20.9 % of ADSs Issued and Outstanding 0.2% % of ADSs Issued and Outstanding 0.1% % of Float 0.4% % of Float 0.2%

10 Proposed Transaction Introduction and Transaction Overview BEST Inc. - Offer Price Premium Relative To ADS Implied Price Premium ADS price as of 6/14/24 $2.32 24.1% One-day prior to offer (11/5/23) $2.39 20.5% 30-days trailing VWAP prior to November 6, 2023 $2.23 29.2% 60-days trailing VWAP prior to November 6, 2023 $2.48 15.9% 90-days trailing VWAP prior to November 6, 2023 $2.31 24.5% Offer Price $2.88 Source: Capital IQ and SEC filings BEST Inc. - Implied Multiples (USD in millions, except per ADS values or otherwise noted) Offer $2.88 Fully Diluted ADSs Issued and Outstanding (millions) 18.9 1.00 Implied Equity Value $54.5 Less: Cash and Cash Equivalents (294.67) (40.6) Less: Restricted Cash (1) (1,801.14) (248.2) Less: Lease Receivable (2) (129.42) (17.8) Less: Long-term Investment (3) (156.86) (21.6) Plus: Notes payable 881.82 121.5 Plus: Borrowings 1,948.65 268.6 Implied Enterprise Value $116.3 Implied Offer Multiples: EV / LTM Revenue $1,177 0.10x EV / 2025 EBITDA $22 5.4x EV / 2026 EBITDA $27 4.6x Note: Balance sheet data and LTM as of March 31, 2024. (1) Reflects the book value of restricted cash. (2) Reflects the book value of lease receivable associated with discontinued business. (3) Reflects the book value of long-term investment.

11 Valuation Summary Introduction and Transaction Overview Note: Balance sheet data and LTM data as of March 31, 2024. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs. (1) Reflects the book value of restricted cash. (2) Reflects the book value of lease receivable associated with discontinued business. (3) Reflects the book value of long-term investment. Valuation Range Conclusions (RMB in thousands, except per ADS values or otherwise noted) Low High Enterprise Value Range ￥800,000 - ￥960,000 Plus: Cash and Cash Equivalents 294,672 - 294,672 Plus: Restricted Cash (1) 1,801,136 - 1,801,136 Plus: Lease Receivable (2) 129,417 - 129,417 Plus: Long-term Investment (3) 156,859 - 156,859 Less: Notes payable (881,816) - (881,816) Less: Borrowings (1,948,649) - (1,948,649) Equity Value Range ￥351,619 - ￥511,619 Fully Diluted ADSs Issued and Outstanding 18,910,035 - 18,910,035 Value Per ADS Range (RMB) 18.59 - 27.06 RMB to USD FX rate (as of 6/14/2024) 7.26 - 7.26 Offer Price Value Per ADS Range (USD) $2.56 - $3.73 $2.88 Implied Valuation Multiples EV / LTM Revenue 0.09x - 0.11x 0.10x EV / 2025 EBITDA 5.1x - 6.1x 5.4x EV / 2026 EBITDA 4.3x - 5.2x 4.6x

2. Valuation Analysis

# Valuation Analysis

## Historical and Projected Financial Performance

**Historical and Projected Financial Performance**

*(RMB in thousands)*

| | | | | | LTM | LTM | Management Projections | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | 2020A | 2021A | 2022A | 2023A | 3/31/2023 | 3/31/2024 | 2024P | 2025P | 2026P | 2027P | 2028P | 2029P | 2030P |
| Freight Service | ¥5,175,830 | ¥5,435,354 | ¥4,852,299 | ¥5,404,414 | ¥4,830,724 | ¥5,576,015 | ¥6,081,562 | ¥6,717,799 | ¥7,056,376 | ¥7,269,479 | ¥7,489,017 | ¥7,715,185 | ¥7,948,184 |
| Growth | (1.4%) | 5.0% | (10.7%) | 11.4% | NA | 15.4% | 12.5% | 10.5% | 5.0% | 3.0% | 3.0% | 3.0% | 3.0% |
| % of Net Revenue | 49.2% | 47.6% | 62.7% | 65.0% | 63.1% | 65.3% | 65.5% | 64.6% | 63.9% | 62.4% | 61.3% | 60.7% | 60.1% |
| Supply Chain Management Service | ¥1,912,323 | ¥1,815,104 | ¥1,822,075 | ¥1,858,629 | ¥1,853,367 | ¥1,829,384 | ¥1,684,318 | ¥1,768,533 | ¥1,848,117 | ¥1,922,042 | ¥1,998,924 | ¥2,068,886 | ¥2,130,953 |
| Growth | (12.9%) | (5.1%) | 0.4% | 2.0% | NA | (1.3%) | (9.4%) | 5.0% | 4.5% | 4.0% | 4.0% | 3.5% | 3.0% |
| % of Net Revenue | 18.2% | 15.9% | 23.5% | 22.4% | 24.2% | 21.4% | 18.1% | 17.0% | 16.7% | 16.5% | 16.4% | 16.3% | 16.1% |
| Global Service | ¥777,656 | ¥1,193,855 | ¥916,907 | ¥946,514 | ¥845,227 | ¥1,030,360 | ¥1,398,308 | ¥1,817,800 | ¥2,012,309 | ¥2,324,937 | ¥2,574,414 | ¥2,773,059 | ¥2,966,587 |
| Growth | 130.8% | 53.5% | (23.2%) | 3.2% | NA | 21.9% | 47.7% | 30.0% | 10.7% | 15.5% | 10.7% | 7.7% | 7.0% |
| % of Net Revenue | 7.4% | 10.4% | 11.8% | 11.4% | 11.0% | 12.1% | 15.1% | 17.5% | 18.2% | 19.9% | 21.1% | 21.8% | 22.4% |
| SAAS | ¥0 | ¥54,820 | ¥86,913 | ¥97,696 | ¥88,082 | ¥99,625 | ¥116,610 | ¥102,366 | ¥122,839 | ¥141,265 | ¥155,392 | ¥163,161 | ¥171,319 |
| Growth | NM | NM | 58.5% | 12.4% | NA | 13.1% | 19.4% | (12.2%) | 20.0% | 15.0% | 10.0% | 5.0% | 5.0% |
| % of Net Revenue | 0.0% | 0.5% | 1.1% | 1.2% | 1.2% | 1.2% | 1.3% | 1.0% | 1.1% | 1.2% | 1.3% | 1.3% | 1.3% |
| Ucargo (discontinued) | ¥2,519,919 | ¥2,809,081 | ¥35,979 | - ¥18 | ¥16,612 | - ¥5 | ¥0 | ¥0 | ¥0 | ¥0 | ¥0 | ¥0 | ¥0 |
| Growth | (2.1%) | 11.5% | (98.7%) | (100.1%) | NA | (100.0%) | (100.0%) | NM | NM | NM | NM | NM | NM |
| % of Net Revenue | 23.9% | 24.6% | 0.5% | (0.0%) | 0.2% | (0.0%) | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% |
| Capital (discontinued) | ¥142,506 | ¥117,622 | ¥29,899 | ¥8,609 | ¥22,737 | ¥7,240 | ¥4,153 | ¥0 | ¥0 | ¥0 | ¥0 | ¥0 | ¥0 |
| Growth | 14.2% | (17.5%) | (74.6%) | (71.2%) | NA | (68.2%) | (51.8%) | NM | NM | NM | NM | NM | NM |
| % of Net Revenue | 1.4% | 1.0% | 0.4% | 0.1% | 0.3% | 0.1% | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% | 0.0% |
| Net Revenue | ¥10,528,234 | ¥11,425,836 | ¥7,744,072 | ¥8,315,844 | ¥7,656,749 | ¥8,542,617 | ¥9,284,950 | ¥10,406,499 | ¥11,039,642 | ¥11,657,723 | ¥12,217,747 | ¥12,720,291 | ¥13,217,043 |
| Growth | 0.5% | 8.5% | (32.2%) | 7.4% | NA | 11.6% | 11.7% | 12.1% | 6.1% | 5.6% | 4.8% | 4.1% | 3.9% |
| Gross Profit | ¥357,969 | - ¥67,413 | - ¥129,915 | ¥390,672 | - ¥59,661 | ¥453,460 | ¥864,633 | ¥1,110,987 | ¥1,166,959 | ¥1,275,698 | ¥1,371,445 | ¥1,439,367 | ¥1,510,577 |
| Margin % | 3.4% | (0.6%) | (1.7%) | 4.7% | (0.8%) | 5.3% | 9.3% | 10.7% | 10.6% | 10.9% | 11.2% | 11.3% | 11.4% |
| Adjusted EBITDA | - ¥792,106 | - ¥1,249,958 | - ¥1,233,721 | - ¥667,854 | - ¥1,156,341 | - ¥587,918 | - ¥84,095 | ¥156,719 | ¥184,554 | ¥251,675 | ¥304,452 | ¥327,977 | ¥353,010 |
| Margin % | (7.5%) | (10.9%) | (15.9%) | (8.0%) | (15.1%) | (6.9%) | (0.9%) | 1.5% | 1.7% | 2.2% | 2.5% | 2.6% | 2.7% |
| Growth | NM | NM | NM | NM | NA | NM | NM | NM | 17.8% | 36.4% | 21.0% | 7.7% | 7.6% |
| Adjusted EBIT | - ¥949,600 | - ¥1,441,323 | - ¥1,423,105 | - ¥838,078 | - ¥1,334,823 | - ¥757,893 | - ¥283,984 | - ¥48,511 | - ¥21,297 | ¥45,706 | ¥98,366 | ¥121,621 | ¥146,561 |
| Margin % | (9.0%) | (12.6%) | (18.4%) | (10.1%) | (17.4%) | (8.9%) | (3.1%) | (0.5%) | (0.2%) | 0.4% | 0.8% | 1.0% | 1.1% |
| Growth | NM | NM | NM | NM | NA | NM | NM | NM | NM | NM | 115.2% | 23.6% | 20.5% |
| Purchase of Fixed Assets | ¥311,026 | ¥160,012 | ¥143,276 | ¥69,605 | | ¥67,201 | ¥92,849 | ¥104,065 | ¥110,396 | ¥116,577 | ¥122,177 | ¥127,203 | ¥132,170 |
| % of Net Revenue | 3.0% | 1.4% | 1.9% | 0.8% | | 0.8% | 1.0% | 1.0% | 1.0% | 1.0% | 1.0% | 1.0% | 1.0% |
| % of EBITDA | NM | NM | NM | NM | | NM | NM | 66.4% | 59.8% | 46.3% | 40.1% | 38.8% | 37.4% |
| Purchase of Intangible Assets | ¥35,940 | ¥19,355 | ¥32,505 | ¥31,631 | | ¥28,486 | ¥26,336 | ¥28,969 | ¥30,418 | ¥31,939 | ¥33,536 | ¥35,213 | ¥36,973 |
| % of Net Revenue | 0.3% | 0.2% | 0.4% | 0.4% | | 0.3% | 0.3% | 0.3% | 0.3% | 0.3% | 0.3% | 0.3% | 0.3% |
| % of EBITDA | NM | NM | NM | NM | | NM | NM | 18.5% | 16.5% | 12.7% | 11.0% | 10.7% | 10.5% |
| Net Working Capital | - ¥615,520 | - ¥817,783 | - ¥656,194 | - ¥539,764 | | - ¥376,155 | - ¥472,436 | - ¥366,760 | - ¥387,498 | - ¥400,554 | - ¥413,158 | - ¥427,580 | - ¥441,356 |
| % of Net Revenue | (5.8%) | (7.2%) | (8.5%) | (6.5%) | | (4.4%) | (5.1%) | (3.5%) | (3.5%) | (3.4%) | (3.4%) | (3.4%) | (3.3%) |

Note: Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

Source: Company filings, the management of the Company

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14 Discounted Cash Flow Analysis – Methodology and Key Assumptions Valuation Analysis Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2024 through 2030, discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow (“DCF”) analysis. • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15.0% to 17.0%, derived from the Capital Asset Pricing Model. • The following is a summary of the Management Projections utilized in the discounted cash flow analysis: – Net revenue increases at a compound annual growth rate (“CAGR”) of 6.8% from 2023 to 2030. – EBITDA is projected to turn positive in 2025, with EBTIDA margin projected to reach 2.7% by 2030. – Total capital expenditures averages 1.3% of net revenue from 2024 to 2030. – Net working capital averages -3.7% of net revenue from 2024 to 2030.

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2023A	2024P	2025P	2026P	2027P	2028P	2029P	2030P	Terminal Year
Net Revenue	¥8,315,844	¥9,284,950	¥10,406,499	¥11,039,642	¥11,657,723	¥12,217,747	¥12,720,291	¥13,217,043	¥13,217,043
Growth	*7.4%*	*11.7%*	*12.1%*	*6.1%*	*5.6%*	*4.8%*	*4.1%*	*3.9%*	
Adjusted EBIT	-¥838,078	-¥283,984	-¥48,511	-¥21,297	¥45,706	¥98,366	¥121,621	¥146,561	¥192,323
Margin	*(10.1%)*	*(3.1%)*	*(0.5%)*	*(0.2%)*	*0.4%*	*0.8%*	*1.0%*	*1.1%*	*1.5%*
Growth	*NM*	*NM*	*NM*	*17.8%*	*36.4%*	*21.0%*	*7.7%*	*7.6%*	
		2024 Q2-Q4							
Earnings Before Interest and Taxes		-¥89,472	-¥48,511	-¥21,297	¥45,706	¥98,366	¥121,621	¥146,561	¥192,323
Pro Forma Taxes		0	0	0	0	0	0	(15,351)	(38,465)
Net Operating Profit After Tax		(89,472)	(48,511)	(21,297)	45,706	98,366	121,621	131,210	153,859
Depreciation		133,664	171,980	172,601	172,720	172,837	173,107	173,200	125,562
Amortization		23,818	33,249	33,249	33,249	33,249	33,249	33,249	35,125
Purchase of Fixed Assets		(61,973)	(104,065)	(110,396)	(116,577)	(122,177)	(127,203)	(132,170)	(132,170)
Purchase of Intangible Assets		(21,529)	(28,969)	(30,418)	(31,939)	(33,536)	(35,213)	(36,973)	(36,973)
(Increase) / Decrease in Working Capital		96,281	(105,676)	20,738	13,056	12,604	14,421	13,777	12,855
Free Cash Flow (1)		¥80,787	-¥81,991	¥64,477	¥116,215	¥161,343	¥179,983	¥182,292	¥158,256

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	3.00%	3.00%
Weighted Average Cost of Capital	17.00%	15.00%
Enterprise Value Range	**¥800,000**	**¥960,000**
Implied Value Per ADS Range (USD)	$2.56	$3.73

Implied Valuation Multiples

EV / LTM Revenue	¥8,542,617	0.09x	0.11x
EV / 2025 EBITDA	¥156,719	5.1x	6.1x
EV / 2026 EBITDA	¥184,554	4.3x	5.2x

(1) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: LTM as of March 31, 2024. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

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16 Selected Public Companies / M&A Transactions Analysis Methodology Valuation Analysis Selected Public Companies Analysis • Duff & Phelps selected eighteen publicly traded companies that were deemed relevant to its analysis. • Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected EBITDA and LTM revenue. Selected M&A Transactions Analysis • Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Due to the limited comparability of the financial metrics of the selected public companies and the targets in the selected M&A transactions relative to those of the Company, rather than applying a range of selected multiples from a review of the public companies and M&A transactions, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, and other characteristics that we deemed relevant. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

17 Selected Public Companies Analysis – Financial Metrics Valuation Analysis LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports. Selected Public Companies Analysis As of June 14, 2024 For Rank Charts (% of Revenue) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2024 2025 2026 3-YR CAGR LTM 2024 2025 2026 3-YR AVG LTM 2024 2025 2026 China&HK Express Companies ZTO Express (Cayman) Inc. 15.1% 8.1% 12.1% 12.8% 11.0% 25.4% 18.6% 18.0% 14.7% 13.1% 29.6% 34.1% 35.6% 36.2% 36.9% J&T Global Express Limited 79.3 21.8 13.6 24.3 13.9 NM NM NM NM NM -20.9 -16.8 -9.2 -8.0 -7.5 JD Logistics, Inc. 31.4 21.3 13.6 9.9 10.2 34.6 71.8 40.8 17.8 15.8 1.5 3.1 3.9 4.2 4.4 Hangzhou SF Intra-city Industrial Co., Ltd. 36.8 21.1 20.9 18.1 14.6 NM NM 231.8 59.8 40.6 -4.1 0.5 1.2 1.7 2.1 Group Median 34.1% 21.2% 13.6% 15.5% 12.4% 30.0% 45.2% 40.8% 17.8% 15.8% -1.3% 1.8% 2.6% 2.9% 3.2% China&HK Freight Companies Kerry Logistics Network Limited -1.5% -44.7% 9.5% 5.6% 5.5% 1.1% -52.9% 17.5% 5.1% 3.5% 7.5% 6.6% 7.1% 7.0% 6.9% ANE (Cayman) Inc. 11.9 9.6 13.4 8.1 8.5 13.4 217.4 22.5 13.5 14.2 6.5 11.7 11.1 11.7 12.3 Shengfeng Development Limited 12.0 9.1 NA NA NA 22.4 20.9 NA NA NA 4.7 5.2 NA NA NA CN Logistics International Holdings Limited 1.4 -24.5 NA NA NA -25.4 -63.5 NA NA NA 5.7 3.2 NA NA NA Group Median 6.6% -7.7% 11.4% 6.8% 7.0% 7.2% -16.0% 20.0% 9.3% 8.9% 6.1% 5.9% 9.1% 9.4% 9.6% US&Europe Companies United Parcel Service, Inc. 2.4% -9.2% 2.3% 5.8% 5.3% 8.3% -23.1% -0.1% 14.1% 12.0% 15.9% 13.8% 14.1% 15.2% 16.2% FedEx Corporation 9.2 -5.5 -2.7 3.3 4.5 18.7 23.5 -1.2 10.1 8.5 12.1 12.9 11.9 12.7 13.2 Deutsche Post AG 7.0 -12.3 1.8 4.1 4.2 7.2 -31.3 4.9 11.4 6.4 10.6 9.3 9.8 10.5 10.8 Expeditors International of Washington, Inc. -1.0 -40.6 -2.7 4.2 5.2 0.3 -44.4 -6.2 4.2 0.7 11.4 10.6 10.4 10.4 10.0 Forward Air Corporation 2.6 -1.0 82.6 7.1 NA 22.3 -40.3 10.7 37.8 NA 15.1 10.8 9.0 11.6 NA Group Median 2.6% -9.2% 1.8% 4.2% 4.9% 8.3% -31.3% -0.1% 11.4% 7.4% 12.1% 10.8% 10.4% 11.6% 12.0% SEA Companies Triple i Logistics Public Company Limited 3.2% -26.4% 6.7% 7.6% 5.7% 43.7% -37.3% 3.2% 19.1% 7.3% 6.7% 6.2% 5.7% 6.3% 6.4% Infinity Logistics and Transport Ventures Limited 18.4 4.0 NA NA NA 5.7 -0.5 NA NA NA 16.6 13.7 NA NA NA Wice Logistics Public Company Limited -1.5 -37.3 1.2 0.9 NA -3.6 -59.1 18.3 6.0 NA 10.5 7.9 10.4 10.9 NA Sonic Interfreight Public Company Limited 5.5 -46.3 NA NA NA 21.0 -49.9 NA NA NA 10.4 10.6 NA NA NA Vibrant Group Limited 5.2 -28.9 NA NA NA NM -23.0 NA NA NA 13.7 14.7 NA NA NA Group Median 5.2% -28.9% 3.9% 4.2% 5.7% 13.4% -37.3% 10.7% 12.5% 7.3% 10.5% 10.6% 8.0% 8.6% 6.4% Mean 13.2% -10.1% 13.3% 8.6% 8.0% 13.0% -4.6% 30.0% 17.8% 12.2% 8.5% 8.8% 9.3% 10.0% 10.2% Median 6.2% -7.4% 9.5% 7.1% 5.7% 13.4% -27.2% 14.1% 13.8% 10.3% 10.4% 10.0% 9.8% 10.5% 10.0% Company -7.6% 11.6% 11.7% 12.1% 6.1% NM NM NM NM 17.8% -11.6% -6.9% -0.9% 1.5% 1.7%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis **As of June 14, 2024**

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF				
Company Name	Common Stock Price (Primary) on 6/14/2024	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2024 EBITDA	2025 EBITDA	2026 EBITDA	LTM Revenue
China&HK Express Companies									
ZTO Express (Cayman) Inc.	$22.46	80.1%	$18,118	$14,969	8.1x	7.1x	6.2x	5.5x	2.76x
J&T Global Express Limited	HKD 8.00	48.4	9,025	8,070	NM	NM	NM	NM	0.91
JD Logistics, Inc.	HKD 8.52	62.3	6,668	6,603	3.7	3.0	2.6	2.3	0.29
Hangzhou SF Intra-city Industrial Co., Ltd.	HKD 11.62	90.5	1,362	1,021	NM	33.9	22.1	16.1	0.60
Group Median		71.2%	$7,846	$7,336	5.9x	7.1x	6.2x	5.5x	0.75x
China&HK Freight Companies									
Kerry Logistics Network Limited	HKD 8.59	79.8%	$1,987	$2,262	4.0x	3.5x	3.3x	3.2x	0.37x
ANE (Cayman) Inc.	HKD 6.29	84.4	936	1,005	4.1	3.8	3.4	3.1	0.71
Shengfeng Development Limited	$1.08	6.1	89	103	4.9	NA	NA	NA	0.25
CN Logistics International Holdings Limited	HKD 3.90	49.1	150	171	10.0	NA	NA	NA	0.64
Group Median		64.4%	$543	$588	4.5x	3.7x	3.4x	3.1x	0.50x
US&Europe Companies									
United Parcel Service, Inc.	$135.65	70.3%	$116,057	$131,241	10.6x	10.0x	8.8x	7.8x	1.46x
FedEx Corporation	$246.43	84.6	60,642	75,955	6.7	7.2	6.6	6.1	0.87
Deutsche Post AG	EUR 37.75	80.2	47,147	65,413	6.2	5.8	5.3	5.0	0.75
Expeditors International of Washington, Inc.	$123.39	94.1	17,429	16,061	17.0	17.0	16.3	16.2	1.80
Forward Air Corporation	$20.88	17.2	552	2,533	15.1	11.3	8.2	NA	1.63
Group Median		80.2%	$47,147	$65,413	10.6x	10.0x	8.2x	6.9x	1.46x
SEA Companies									
Triple i Logistics Public Company Limited	THB 7.50	54.3%	$160	$67	15.1x	15.3x	13.2x	12.4x	1.35x
Infinity Logistics and Transport Ventures Limited	HKD 0.34	24.3	90	129	9.8	NA	NA	NA	1.64
Wice Logistics Public Company Limited	THB 5.90	65.9	103	99	10.0	9.0	8.5	NA	0.97
Sonic Interfreight Public Company Limited	THB 1.58	68.7	36	20	4.3	NA	NA	NA	0.46
Vibrant Group Limited	SGD 0.06	78.5	31	59	2.4	NA	NA	NA	0.55
Group Median		65.9%	$90	$67	9.8x	12.1x	10.9x	12.4x	0.97x
Mean		63.3%	$15,588	$18,099	8.3x	10.6x	8.7x	7.8x	1.00x
Median		69.5%	$1,149	$1,641	7.4x	8.1x	7.4x	5.8x	0.81x

LTM = Latest Twelve Months

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

Note: Stock price shown in trading currency.

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

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Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA
4/9/2024	International Distributions Services plc	Operates as a universal postal service provider in the United Kingdom and internationally.	EP Corporate Group, a.s.	$6,665	$16,013	$962	$355	6.0%	0.42x	6.9x
2/29/2024	Wincanton plc	Provides a range of outsourced and integrated supply chain solutions in the United Kingdom and Ireland.	GXO Logistics, Inc.	$1,213	$1,712	$139	$132	8.1%	0.71x	8.7x
9/11/2023	DX (Group) plc	Provides parcel, freight, secure courier, and logistics services in the United Kingdom and Ireland.	H.I.G. Europe Realty Partners	$496	$599	$74	$68	12.3%	0.83x	6.7x
9/28/2022	Promontoria Holding 243 B.V.	Provides air cargo handling services.	SATS International SAS	$1,211	$1,661	$224	NA	13.5%	0.73x	5.4x
5/12/2022	Kintetsu World Express, Inc.	Provides air, sea, and other freight forwarding services in Japan, Taiwan, South Korea, Europe, the Middle East, Africa, East Asia, the Americas, South East Asia, and the Oceania.	Kintetsu Group Holdings Co.,Ltd.	$2,164	$7,977	$653	$493	8.2%	0.27x	3.3x
3/11/2022	DEPPON LOGISTICS Co., LTD.	Operates as a customer-centered logistics company in Mainland China, Japan, South Korea, Europe, America, Southeast Asia, Hong Kong, Macao, and Taiwan, and internationally.	JD Logistics, Inc.	$2,346	$4,936	$388	$222	7.9%	0.48x	6.0x
10/29/2021	Chinese express delivery business of BEST Inc.	Chinese express delivery business of BEST Inc.	J&T Global Express Limited	$1,062	$2,796	NA	NA	NA	0.38x	NA
9/9/2021	Echo Global Logistics, Inc.	Provides technology-enabled transportation and supply chain management solutions in the United States.	TJC LP	$1,369	$3,181	$83	$66	2.6%	0.43x	16.5x
2/9/2021	Kerry Logistics Network Limited	Provides logistics services in Hong Kong, Mainland China, rest of Asia, the Americas, Europe, the Middle East, Africa, and Oceania.	S.F. Holding Co., Ltd.	$5,353	$8,033	$577	$452	7.2%	0.67x	9.3x
1/16/2019	Panalpina Welttransport (Holding) AG	Provides air and ocean freight, and logistics services in the Americas, the Asia Pacific, Europe, the Middle East, Africa, and CIS.	DSV A/S (nka:DSV A/S)	$4,714	$6,134	$278	$250	4.5%	0.77x	17.0x
11/2/2018	CaseStack, Inc.	Offers integrated logistics solutions to retailers and CPG companies.	Hub Group, Inc.	$252	$242	$22	NA	9.1%	1.04x	11.5x
			Mean						0.61x	9.1x
			Median						0.67x	7.8x

Source: Capital IQ, Bloomberg, company filings, press releases.

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20 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary Selected Public Companies / M&A Transactions Analysis Summary (RMB in thousands) Metric Public Companies Median M&A Transactions Median Company Performance DCF Analysis Enterprise Value Range ￥800,000 - ￥960,000 Implied Multiples EV / LTM Revenue 0.25x - 2.76x 0.81x 0.67x ￥8,542,617 0.09x - 0.11x EV / 2025 EBITDA 2.6x - 22.1x 7.4x NA ￥156,719 5.1x - 6.1x EV / 2026 EBITDA 2.3x - 16.2x 5.8x NA ￥184,554 4.3x - 5.2x Note: LTM data for the Company as of March 31, 2024. Public Companies Range

About Kroll As the leading independent provider of risk and financial advisory solutions, Kroll leverages our unique insights, data and technology to help clients stay ahead of complex demands. Kroll’s global team continues the firm’s nearly 100-year history of trusted expertise spanning risk, governance, transactions and valuation. Our advanced solutions and intelligence provide clients the foresight they need to create an enduring competitive advantage. At Kroll, our values define who we are and how we partner with clients and communities. Learn more at www.kroll.com. M&A advisory, capital raising and secondary market advisory services in the United States are provided by Kroll Securities, LLC (member FINRA/SIPC). M&A advisory, capital raising and secondary market advisory services in the United Kingdom are provided by Kroll Securities Ltd., which is authorized and regulated by the Financial Conduct Authority (FCA). Valuation Advisory Services in India are provided by Kroll Advisory Private Limited (formerly, Duff & Phelps India Private Limited), under a category 1 merchant banker license issued by the Securities and Exchange Board of India. © 2024 Kroll, LLC. All rights reserved.